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                                                                   Exhibit 10.68

                         SEVERANCE AND RELEASE AGREEMENT

     On this 21st day of February, 2007, the parties (hereinafter referred to as "Party" or "Parties") to this Severance and Release Agreement (hereinafter referred to as "Agreement"), Lawrence R. Kuhnert (hereinafter referred to as "Kuhnert") and Arcadia Resources, Inc. f/k/a Critical Home Care, Inc., a Nevada corporation (hereinafter referred to as "Arcadia") have entered this Agreement.

     RECITALS:

     A. Kuhnert's employment under the Employment Agreement (see attached Exhibit C) dated May 7, 2004 (the "Employment Agreement"), has terminated and Kuhnert's last day of providing employment services, including, but not limited to employment services as President, an Officer and COO of Arcadia will be the last day of the Revocation Period as hereinafter defined. Certain provisions of Kuhnert's Employment Agreement shall remain in effect as provided herein.

     B. Kuhnert's Stock Option Agreement (see attached Exhibit D) dated May 7, 2004 (the "Stock Option Agreement") shall remain in full force and effect, subject to the terms, conditions, covenants, and the like as provided herein or as amended herein.

     C. Kuhnert's Escrow Agreement (see attached Exhibit E) dated May 7, 2004 (the "Escrow Agreement") shall remain in full force and effect, subject to the terms, conditions, covenants and the like as provided herein.

     D. Arcadia will under no circumstances have any liability or obligation whatsoever, to Kuhnert or his personal representatives, estate, heirs, beneficiaries, claiming by or through Kuhnert, except for those payments, benefits, obligations and reimbursable expenses described in this Agreement.

     E. Kuhnert agrees that the payments, benefits, obligations and reimbursable expenses to be made to him or for his benefit pursuant to this Agreement will be his full severance, liquidated damages and settlement due Kuhnert arising out of the termination of his Employment Agreement that Kuhnert may have or had with Arcadia ("Release of Claims").

     In exchange for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to set forth the terms of Kuhnert's Release of Claims, Kuhnert and Arcadia agree as follows:

     1.   EMPLOYMENT AGREEMENT.

          (a) Kuhnert will receive as provided in Paragraph 4 of his Employment Agreement his compensation and benefits except for bonus, vacation and sick time through the end of the Retention Period as hereinafter defined.

          (b) Pursuant to Paragraph 6(C) of Kuhnert's Employment Agreement, Kuhnert shall receive the payments required thereunder. The initial payment of One

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     Hundred Forty-Three Thousand Two Hundred Eighty and 00/100 ($143,280.00)
     Dollars, which is twenty-five (25%) percent of the severance amount provided for in Paragraph 6(C) of the Employment Agreement will be paid on September 1, 2007. The remaining balance shall be paid in seven (7) equal installments of Sixty-One Thousand Four Hundred Five and 71/100 ($61,405.71) Dollars commencing on September 1, 2007 with subsequent payments due on the 1st of each successive month until Four Hundred Twenty Nine Thousand Eight Hundred Forty and 00/100 ($429,840.00) Dollars has been paid in full. All payments pursuant to Paragraph 6(C) shall be less applicable withholdings. Upon Kuhnert's request, the Parties shall cooperate to arrange for wire transfers of all payments under this Agreement.

          (c) The Parties acknowledge that Paragraph 8 of Kuhnert's Employment Agreement shall remain in effect and Kuhnert shall be subject to the inventions provisions as provided therein.

          (d) The Parties acknowledge that Paragraph 9 of Kuhnert's Employment Agreement is hereby amended and restated in its entirely as set forth on Exhibit A to this Agreement, and as so amended and restated shall remain in effect as provided therein and Kuhnert shall be subject to the confidentiality provisions as provided therein.

          (e) The Parties acknowledge that Paragraph 10 of Kuhnert's Employment Agreement is hereby amended and restated in its entirely as set forth on Exhibit B to this Agreement, and as so amended and restated shall remain in effect as provided therein and Kuhnert shall be subject to the covenant-not-to-compete provisions as provided therein.

          (f) The Parties acknowledge that Paragraph 11 of Kuhnert's Employment Agreement shall remain in effect and Kuhnert and Arcadia shall be subject to the enforceability provisions as provided therein.

          (g) In consideration of the Release of Claims by Kuhnert set forth in Paragraph 7, Kuhnert shall be paid One Hundred Sixty Thousand and 00/100 ($160,000.00) Dollars on September 1, 2007 by wire transfer.

          (h) If prior to February 29, 2008, there shall occur a "Change in Control" of Arcadia (as that term is defined in the Employment Agreement), then in addition to the payments due under other provisions of this Agreement, Arcadia shall also pay to Kuhnert Two Hundred Eighty-Six Thousand Five Hundred Sixty and 00/100 ($286,560.00) Dollars in a lump sum within ten (10) days after the occurrence of the Change in Control.

          (i) The Parties agree that the termination hereunder is "other than for cause" within the meaning of Paragraph 6(C) of the Employment Agreement.

          (j) In all other respects, the Kuhnert Employment Agreement is terminated and of no effect as of the date of this Agreement.


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     2.   STOCK OPTION AGREEMENT.

          (a) The Options (as defined in the Stock Option Agreement ) #3, #4, #5 and #6 pursuant to Paragraph 3 of the Stock Option Agreement and totaling three million (3,000,000) option shares of Arcadia Voting Common Stock shall vest as of the expiration of the Revocation Period as defined in Paragraph 9 below. No other Options shall vest and Options #1 and #2 are terminated and will never vest. The exercise price under each Option shall be twenty-five ($.25) cents per Option share. Kuhnert may exercise any or all of the vested Options at any time commencing September 1, 2007 and ending February 29, 2008. Arcadia shall exercise its best efforts to issue the stock to Kuhnert pursuant to an exercised Option within three (3) days of exercise.

          (b) The Stock Options may be exercised in whole or in part at Kuhnert's option by means of a cashless exercise through the surrender and cancellation of a portion of shares of Arcadia common stock then held by Kuhnert or issuable on exercise of the options, Arcadia being deemed to have received cash consideration as payment in full of the exercise price based on the day of exercise upon the difference between the exercise price of $.25 per share and the closing price of Arcadia stock on the American Stock Exchange as of such date, being treated as cash consideration for the exercise of any option shares so designated by Kuhnert.

          (c) Any changes or modifications made in this Agreement to the Stock Option Agreement shall be treated as amendments to the Stock Option Agreement. Subject to any such amendments provided for in this Agreement, the Stock Option Agreement shall remain in full force and effect.

          (d) Arcadia covenants and agrees to use its commercially reasonable best efforts to maintain the effectiveness of Arcadia's registration statement with the SEC covering the option shares that may be issued under the Stock Option Agreement for a period of not less than two years from the date of termination of Kuhnert's employment.

          (e) The Parties agree that through and including the date of this Agreement there has not been a breach or default under the Stock Option Agreement by either Party.

          (f) To the best of Arcadia's knowledge, Arcadia represents and warrants that the Options satisfy the applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and that transactions between Arcadia and Kuhnert involving the Options will qualify for the exemption from Section 16(b) provided under Rule 16b-3(a) under the Exchange Act.

          (g) Arcadia represents and warrants that, with respect to the grant of the Options under the Stock Option Agreement, Arcadia has "timely reported all financial expenses due to the issuance of the Options on financial statements or reports for the period in which the related expense should have been reported under generally accepted accounting principles," as such terminology is used in IRS Notice 2006-79.

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     3. ESCROW AGREEMENT. The Parties agree that the Escrow Agreement shall remain in full force and effect and that through and including the date of this Agreement there has not been a breach or default under the Escrow Agreement by either Party.

     4. RETURN OF EMPLOYER PROPERTY. On the date Kuhnert signs this Agreement, Kuhnert will immediately turn over to Arcadia all of Arcadia property which he has in his possession or control, including any Arcadia records, files, computer disks, software, printers, cellular phones and PDA's issued by Arcadia, and documents, regardless of the media in which such documents are stored, and including any keys or Arcadia credit cards, which Kuhnert agrees to immediately cease using. However, Kuhnert may purchase his computers and his office furniture for book value. In the event that Kuhnert exercises his option to purchase the computer(s) he currently uses, Arcadia reserves the right to inspect such computer(s), or other equipment, prior to purchase by Kuhnert and to delete, at its option, any data Arcadia deems proprietary or confidential in nature. Kuhnert agrees that should a dispute arise between Kuhnert and Arcadia regarding the deletion of data on equipment to be purchased by Kuhnert, then Arcadia may, at its discretion, withdraw the option to purchase said computer(s) or equipment.

     5. FULL PAYMENT. Kuhnert agrees that the consideration to be paid to him described above in Paragraphs 1, 2, and 3 shall constitute full and final payment for all services he has rendered or will render to Arcadia and for such promises made by Kuhnert in this Agreement and that such payments are in lieu of any other compensation, bonus, severance pay, vacation pay, incentive compensation pay, or employee benefits.

     6. REIMBURSEMENT OF EXPENSES. Arcadia shall reimburse Kuhnert for any and all business expenses for which he is entitled to reimbursement under Arcadia's reimbursement policies and procedures in effect on the date hereof. All expenses for reimbursement shall be submitted within thirty (30) days from the date of this Agreement. Any expenses submitted after this thirty day period will not be reimbursed. Arcadia shall make reimbursement payments promptly and in any event no later than seven days after submission.

     7. RELEASE OF CLAIMS - KUHNERT. Except for a breach by Arcadia of this Agreement, the Stock Option Agreement including the amendments in Paragraph 2 above, portions of the Employment Agreement addressed in this Agreement or the Escrow Agreement (none of which are the subject of any release hereunder), from the date of this Agreement forward, Kuhnert hereby forever releases and discharges Arcadia and each of Arcadia's past or present owners, members, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurers, employee benefit programs, the trustees, administrators, fiduciaries, and insurers of such programs, parent companies, divisions, subsidiaries, affiliates (and any past or present agents, directors, officers, employees, representatives, attorneys, insurers, and employee benefit programs of such parent companies, divisions, subsidiaries, and affiliates), and all persons acting by, through, under, or in concert with any of them (collectively "Releasees"), from any and all claims, demands, rights, charges, actions, interests, debts, liabilities, damages, costs and expenses, or causes of action of whatever type or nature, whether legal or equitable, whether in tort or in contract, which Kuhnert may now have against them, either individually, jointly or severally, before any municipal, state or federal court or administrative agency, based upon acts which have occurred from the beginning of time to the date of this Agreement, and especially from any and all claims, demands, or causes of action

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arising out of, either directly or indirectly, Kuhnert's employment or separation of employment with Arcadia, including, but not limited to, any rights or causes of action Kuhnert may have under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et. seq. ("ADEA"), Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000 et. seq., and the Florida Civil Rights Act (Chapter 760, Florida Statutes), the Florida Public Whistleblower Act (Fla. Stat. 112.3187, et. seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution, the Americans With Disabilities Act, and the Persons With Disabilities Civil Rights Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and the Sarbanes-Oxley Act of 2002, including any claim for or right to attorney fees, costs and expenses thereunder. Kuhnert does not intend to waive and does not waive any claims that may arise under the ADEA after the date on which he signs this Agreement. Kuhnert understands that this Agreement may not affect the rights and responsibilities of the Equal Employment Opportunity Commission ("EEOC") to enforce the ADEA and that this Agreement may not be used to justify interfering with the protected right of employees, including Kuhnert, to file a charge or participate in an investigation or proceeding conducted by the EEOC under the ADEA. Notwithstanding anything in this Agreement to the contrary, the release of any claim shall not apply and have no effect to the extent the claim is based upon any fraudulent act or omission of Arcadia, unless Arcadia's fraudulent act or omission is a direct result of the fraudulent act or omission of Kuhnert.

     8. KNOWING AND VOLUNTARY RELEASE. Kuhnert acknowledges and agrees that:

          (a) He is the sole owner of the claims that are released in this Agreement and that he has the full right and power to grant, execute and deliver the releases and promises in this Agreement;

          (b) This Agreement covers all claims arising out of his employment, including those that he knows about;

          (c) This Agreement is written in a manner that Kuhnert understands;

          (d) Kuhnert is waiving claims under the foregoing laws, including specifically the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621, et. seq.;

          (e) Except as otherwise provided in this Agreement, Kuhnert is waiving and releasing only those claims based on acts or omissions or transactions and dealings that arose prior to the execution of this Agreement;

          (f) That no representations of any kind have been made by Arcadia to induce Kuhnert to execute this Agreement, and that the only representations made to Kuhnert in order to obtain his consent to this Agreement are as stated herein;

          (g) That he is entering into this Agreement of his own free will and without coercion, intimidation or threat of retaliation. He acknowledges and agrees that Arcadia has not exerted undue pressure or influence in this regard;

          (h) That a portion of the consideration offered herein is accepted by him as being in full accord, satisfaction, compromise and settlement of any and all claims or

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     potential claims and that he expressly agrees that he is not entitled to and shall not receive any further recovery of any kind from Arcadia or its affiliates and that in the event of any further action, charge, complaint, arbitration or proceeding of any kind in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private) against Arcadia arising out of any act, omission, transaction or occurrence up to and including the effective date, except claims to enforce this Agreement, Arcadia shall have no further monetary or other obligation of any kind to him, including any obligation for any costs, expenses and attorneys' fees incurred by him or on his behalf or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons;

          (i) Kuhnert has been advised to consult with an attorney and to have an attorney review this Agreement; and

          (j) Kuhnert has been offered a period of at least twenty-one (21) days within which to consider this Agreement and that if he requires additional time to review the provisions herein, Arcadia will consider granting a reasonable extension of time;

     9. REVOCATION PERIOD. For a period of seven (7) days following Kuhnert's execution of this Agreement ("Revocation Period") Kuhnert may revoke this Agreement and this Agreement shall not become effective or enforceable until the Revocation Period has expired. In the event that Kuhnert shall revoke this Agreement, Kuhnert and Arcadia shall have no obligations under this Agreement.

     10. COVENANT-NOT-TO-SUE. Kuhnert further agrees that he will not file a lawsuit against the Releasees and will not file a charge of discrimination with any state or federal administrative agency against the Releasees based upon any acts or omissions which have occurred prior to the date of this Agreement. Kuhnert also understands and agrees that by signing this Agreement, Kuhnert is agreeing not to sue the Releasees for any claims covered by the releases included in Paragraphs 7 and 8. Kuhnert represents and warrants that neither he nor any person, organization or entity acting on his behalf has filed or initiated any complaint, charge, claim or proceeding against Arcadia or its affiliate entities before any court or other body relating to his employment or the termination thereof, nor does he have actual knowledge of, or reasonable cause to believe that there may exist now or hereafter, any claims asserted or assertable against Arcadia by other persons based on his acts or omissions through the date of the execution of this Agreement. Kuhnert acknowledges that he waives any right he may have to benefit in any manner from any relief, monetary or otherwise, arising out of any past, present or future proceeding. The foregoing waiver does not apply to Kuhnert's rights under this Agreement and from the date of this Agreement forward under the other agreements that remain in effect as provided elsewhere in this Agreement.

     11. RELEASE OF CLAIMS - ARCADIA. Except for a breach, from the date of this Agreement forward, by Kuhnert of this Agreement, the Stock Option Agreement including the amendments in Paragraph 2 above, portions of the Employment Agreement addressed in this Agreement or Escrow Agreement, Arcadia and all their parent companies, shareholders and affiliates, hereby forever release and discharge Kuhnert and his successors, heirs, assigns, representatives, attorney and all persons acting by, through or in concert with him (collectively

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"Kuhnert Releasees"), from any and all claims, demands, rights, charges, actions, interests, debts, liabilities, damages, costs and expenses, or causes of action of whatever type or nature, whether legal or equitable, whether in tort or in contract, which Arcadia may now have against him, either individually, jointly or severally, before any municipal, state or federal court or administrative agency, based upon acts which have occurred from the beginning of time to the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, the release of any claim shall not apply and have no effect to the extent the claim is based upon any fraudulent act or omission of Kuhnert.

     12. COVENANT-NOT-TO-SUE - ARCADIA. Except for a breach by Kuhnert of this Agreement, the Stock Option Agreement including the amendments in Paragraph 2 above, portions of the Employment Agreement addressed in this Agreement, the Escrow Agreement and except for matters excluded from the scope of the release given by Arcadia in Paragraph 11 hereunder, Arcadia further agrees it will not file a lawsuit against the Kuhnert Releasees.

     13. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between Kuhnert and Arcadia, and supersedes any and all other previous or contemporaneous communication, representations, understandings, assignments, negotiations and discussions, either oral or written between the Parties with respect to the subject matter of this Agreement. Notwithstanding the above sentence, portions of the Employment Agreement addressed in this Agreement, the Stock Option Agreement including the amendments in Paragraph 2 above, and the Escrow Agreement shall remain in full force and effect, subject to any modifications made in this Agreement. This Agreement may not be modified in any manner except by the mutual written agreement of the Parties hereto. Kuhnert acknowledges that Arcadia has made no representations or promises to him (such as that Kuhnert's former position will remain vacant), other than those in this Agreement. If any provision of this Agreement is found to be unenforceable, all other provisions will remain enforceable.

     14. ARCADIA REPRESENTATIONS, ETC. Arcadia represents and warrants, as follows:

          (a) The execution, delivery and performance of this Agreement by Arcadia has been duly approved by Arcadia's Board of Directors and no further corporate or other action, consent or waiver is necessary or appropriate as a precondition to making this Agreement the valid and binding agreement of Arcadia enforceable against Arcadia in accordance with its terms.

          (b) To the best of Arcadia's knowledge other than knowledge derived from Kuhnert, within the past twelve (12) months Kuhnert has not engaged in any purchase, sale or other transactions in any of Arcardia's equity securities that are required to be reported under Section 16(a) of the Exchange Act.

          (c) To the best of Arcadia's knowledge, as of the date of this Agreement, Kuhnert is the "beneficial owner" (as that term is defined under Rule 16a-1 under the Exchange Act) of less than 10% of any class of equity security of Arcadia and would also be the owner of less than 10% of any such class even if solely for purposes of this calculation the Options were deemed to be immediately convertible into Arcadia stock.


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     15. KUHNERT REPRESENTATIONS, ETC. Kuhnert represents and warrants that to the best of Kuhnert's knowledge, neither Kuhnert nor his spouse, directly or indirectly, has within the past twelve (12) months engaged in any purchase, sale or other transactions in which any of Arcadia's equity securities are required to be reported under Section 16(a) of the Exchange Act.

     16. SUCCESSORS; OBLIGATIONS TO KUHNERT'S ESTATE. This Agreement binds Kuhnert's heirs, administrators, representatives, executors, successors, and assigns and will inure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors and assigns. If Kuhnert should become disabled or die prior to the payment of all amounts due under this Agreement, Arcadia shall continue to make the payments called for under this Agreement to Kuhnert or to Kuhnert's estate, as the case may be.

     17. CONFIDENTIALITY; PRESS RELEASE. Kuhnert agrees to keep the financial terms of this Agreement strictly confidential; provided that it shall not be a breach of this provision for Kuhnert to discuss this Agreement with his spouse, attorney, or financial advisor, all of whom shall be subject to the requirement of strict confidentiality, or to make disclosure pursuant to a validly issued subpoena or court order from a court or agency of competent jurisdiction. The foregoing covenants shall terminate immediately and be void and of no force or effect if at any time Arcadia files this Agreement (or a form of this Agreement) with the SEC or otherwise makes public disclosure of the general terms of this Agreement. Within a reasonable time prior to any press release or other public disclosure of the termination of Kuhnert's employment and other relationships with Arcadia, Kuhnert shall be given a copy of the proposed press release and other public disclosure and an opportunity to provide his comments and input with respect thereto.

     18. COOPERATION IN DISCLOSURE OF CONFIDENTIAL INFORMATION. Kuhnert agrees that in the event that he is required to make disclosure of confidential or proprietary information or materials relating to his employment by Arcadia under any court order, subpoena, or other judicial process, he will cooperate with Arcadia and provide Arcadia with prompt written notice, take all commercial reasonable steps reasonably requested by Arcadia to defend against the compulsory disclosure and permit Arcadia to participate with counsel of its choice in any proceeding relating to the compulsory disclosure. Arcadia shall promptly pay for or reimburse Kuhnert for his reasonable out of pocket expenses (including the expense of counsel of Kuhnert's own choosing) incurred in connection with any of the activities referred to in this Paragraph 18.

     19. INDEMNIFICATION, ETC. If Kuhnert is made a party to or a witness in or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of, arising out of or relating to (A) Kuhnert's service as an employee, officer or director of Arcadia or any of Arcadia's subsidiaries or affiliates or (B) at the request of Arcadia or for the benefit of Arcadia Kuhnert's service as a trustee or in any fiduciary or similar capacity for or in connection with any employee benefit plan maintained by Arcadia or for the benefit of any of the employees of Arcadia or any of its affiliates, or service on any trade association, civic, religious, educational or charitable boards or committees, Arcadia hereby agrees, in each instance, to the same extent and on a basis no less favorable than it does for Arcadia' directors and senior executive officers (i) to indemnify Kuhnert and hold Kuhnert harmless from any and all cost, expense and damages by reason of in each instance, and (ii) to


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promptly pay as incurred all Kuhnert's expenses (including fees and expenses of counsel of Kuhnert's choosing) incurred in any matter as to which Kuhnert is entitled to be indemnified under this Agreement or, if more favorable to Kuhnert, otherwise to the same extent and on a basis no less favorable than it does for Arcadia's directors and senior executive officers, and (iii) so long as Arcadia maintains any policy of directors and officers' liability insurance (or any similar or successor policy), for a period of three years after the termination of Kuhnert's employment, to include Kuhnert as a named insured on each such policy with coverage and benefits no less favorable than those provided to then current officers and directors. Arcadia has furnished or will promptly furnish to Kuhnert a copy of any documents regarding indemnification of officers and directors and any related policies of insurance as the same may be updated from time to time for a period of three years after the termination of Kuhnert's employment.

     20. COST OF ENFORCEMENT; INTEREST. The prevailing party in any action brought under this Agreement shall be entitled to recover all reasonable costs and expenses (including reasonable attorneys' fees before and at trial and in appellate proceedings). If any monies shall be due either of the Parties to this Agreement hereunder and shall not be paid within ten (10) days from the date of written request for payment, interest shall accrue on such unpaid amount at the rate of eighteen (18%) percent per annum, or any lower rate as may be required to comply with applicable law.

     21. INDEMNIFICATION BY ARCADIA AND KUHNERT. The Parties understand that the Parties have relied upon each other's representations and warranties and covenants and agreements in entering into this Agreement and that but for the Parties' willingness to make such representations and warranties and covenants and agreements, the Parties would not have been willing to enter into this Agreement. Accordingly, in addition to any other obligations the Parties have to each other under this Agreement, each Party shall also indemnify the other Party and its respective heirs, administrators, representatives, executors, successors, and assigns (collectively, the "Indemnified Parties") and save and hold each of the Indemnified Parties harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by a Party of any representation or warranty made by such Party in this Agreement or any of the Exhibits attached hereto, or in any other instruments or documents furnished by such other Party pursuant to this Agreement; or (ii) any nonfulfillment or breach of any covenant, agreement or other provision by a Party under this Agreement or any of the Exhibits attached hereto.

     22. NONDISPARAGEMENT. Kuhnert agrees not to disparage Arcadia, all its parent companies and affiliates, its operations, products, shareholders, employees, officers or directors. Arcadia, all its parent companies and affiliates, its shareholders, employees, officers and directors agree not to disparage Kuhnert.


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

     23. FUTURE EMPLOYMENT. Except as otherwise provided in this Agreement, Kuhnert further acknowledges that his employment, including, but not limited to his status as President, an Officer and COO with Arcadia has been ended or will end forever on the day after the expiration of the Revocation Period, and it will not be resumed again at any time in the future, and Kuhnert agrees not to seek such employment from Arcadia at a later time. Kuhnert agrees not to bring any claim or cause of action against Arcadia or any of its respective affiliated entities for failing or refusing to hire him.

     24. NON-ADMISSION. This Agreement is not and shall not be deemed or construed to be an admission by Arcadia or by Kuhnert of any wrongdoing of any kind or of any breach of any contract, obligation, policy, or procedure of any kind or nature.

     25. VALIDITY. Each of the paragraphs of this Agreement shall stand independently and severally, and the invalidity of any one paragraph or portion shall not affect the validity of any other provision. In the event any provision shall be construed to be invalid, no other provision of this Agreement shall be affected.

     26. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, including its choice of laws, statutes, and common law, notwithstanding the fact that a Party is or may hereafter become domiciled or located in a different state.

     27. COBRA. Kuhnert acknowledges that he, his spouse and dependent children (collectively, "qualified beneficiaries") may elect COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985) continuation of medical and/or dental coverage for the maximum coverage period up to eighteen months at a monthly premium equal to 102% of actual plan cost, effective as of the termination date. If a qualified beneficiary elects to continue this coverage under the provisions of COBRA, he/she will be permitted to continue participation in Arcadia's group medical and/or dental benefit plans for the maximum coverage period at the contribution level in effect for active employees until the earlier of (i) termination due to lack of timely monthly premium payment by Kuhnert, (ii) the date the qualified beneficiary becomes entitled to and is covered by Medicare, or (iii) the date the qualified beneficiary becomes covered under medical and/or dental insurance benefit plans of another employer; provided, however, if the other group health plan's preexisting condition exclusion or limitation applies to a condition of the qualified beneficiary, COBRA coverage can be terminated early only after the other plan's exclusion or limitation is satisfied. Specific costs and details will be provided by Arcadia to Kuhnert on a timely basis as required by COBRA.

     28. WAIVER OF BREACH. The waiver of breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any Party or allowed it by law shall be cumulative and not exclusive of any other.

     29. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by facsimile, each which shall be deemed an original, and all of which shall be deemed to be one and the same document when taken together.

     30. ARBITRATION. Notwithstanding anything in this Agreement, the Employment Agreement and the Stock Option Agreement to the contrary, except as provided in Paragraph 1(f) of this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, the Employment Agreement and the Stock Option Agreement, whether arising in contract, tort or otherwise shall be resolved at arbitration in accordance with the rules of the American Arbitration Association, except for any equitable or injunctive relief sought under this Agreement. The parties agree that any arbitration award rendered on any claim submitted to arbitration shall be final and binding upon the parties and not subject to appeal and that judgment may be entered upon any arbitration award by any circuit court located in Florida or by any other court of competent jurisdiction.

     31. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          IF TO ARCADIA:    Arcadia Resources, Inc.
                            405 Fifth Avenue S.
                            Suite 6
                            Naples, FL 34102

                            Attn: Chairman

          WITH A COPY TO:   Carlos F. Concepcion, Esquire
                            CONCEPCION, SEXTON & MARTINEZ
                            355 Alhambra Circle
                            Suite 1250
                            Coral Gables, FL 33134

          IF TO KUHNERT:    Lawrence R. Kuhnert
                            3138 Dahlia Way
                            Naples, FL 34105

          WITH A COPY TO:   Richard M. Leisner, Esquire
                            TRENAM KEMKER
                            101 East Kennedy Boulevard
                            Tampa, FL 33602
                            rmleisner@trenam.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     IN WITNESS WHEREOF, this Agreement is entered into and shall be effective as of the date first written above.


Date: February 21, 2007
                                        ----------------------------------------
                                        Lawrence R. Kuhnert

Witnessed by a Notary Public:

Date: February 21, 2007                 Subscribed and sworn to before me this
                                        21st day of February, 2007.

                                        ________________________________________
                                        _________________________, Notary Public
                                        ____________________________, County, MI
                                        My Commission Expires:__________________
                                        Acting in ________________County, ______

Received By:

Date: February 21, 2007                 ARCADIA RESOURCES, INC.,  a Nevada
                                        corporation


                                        By:
                                            ------------------------------------
                                            John E. Elliott, II
                                            Its: Chairman and CEO

                                    EXHIBIT A

     9. CONFIDENTIALITY. Executive acknowledges and agrees that at all times during his employment by Corporation and for a period of one (1) year following the termination of his employment with Corporation under any circumstances, he shall not use or disclose (i) any confidential information, knowledge or data relating in any way to the business, financial condition, sales, public and private sources of financing, customers, operations, suppliers, products, services, Inventions, business relationships, technologies or services of Corporation, or (ii) any other proprietary or confidential information, knowledge, data or details of the past, present or future business affairs or practices of Corporation (items (i) and (ii) are hereafter referred to as "Confidential Information," except Executive may use any such Confidential Information provided to him as necessary during the term of this Agreement for purposes of carrying out his/her duties hereunder for Corporation's benefit provided adequate measures are taken to protect the confidentiality thereof. Executive covenants and agrees that (i) the use and disclosure restrictions applicable to Confidential Information shall also apply to all documents or other materials containing any Confidential Information ("Confidential Materials"), (ii) all Confidential Materials are and shall remain at all times the sole exclusive property of Corporation, and (iii) upon termination of employment, Executive shall promptly return all Confidential Materials, and all copies and extracts thereof, to Corporation and at no time shall any Confidential Materials be used, copied, published, circulated or disclosed, in any manner whatsoever, except as specifically authorized in writing by Corporation. For purposes of the foregoing restrictive covenants, "Confidential Information" and "Confidential Materials" do not include (and the restrictive covenants do not apply to) information which in accordance with applicable law
(a) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (b) was available on a nonconfidential basis prior to its disclosure, (c) becomes available on a nonconfidential basis from a person other than Executive, (d) was independently and lawfully developed by Executive other than in the course of Executive's employment by Corporation, or (e) was independently and lawfully developed by a third party.

                                    EXHIBIT B

     10. COVENANT-NOT-TO-COMPETE. Executive covenants and agrees that for the one (1) year period following the date of this Agreement ("Restricted Period"), Executive shall not within North America ("Restricted Area"), directly or indirectly, through intermediaries or other persons or entities, either as owner, shareholder, director, officer, agent, consultant, representative, investor, partner, executive, or on behalf of any other person or entity, or in any other capacity whatsoever (i) engage in, assist or provide services to any business or enterprise that is competitive with any business conducted by the Corporation or its affiliates, (ii) contact for any business purpose, solicit or attempt to solicit any supplier, customer, agent, representative or executive of the Corporation or its affiliates for the purpose of disrupting any relationship or agreement between the Corporation or its affiliates and any of its customers, executives, agents, representatives or others doing business with the Corporation or its affiliates, or (iii) compete with the Corporation or its affiliates. In addition, notwithstanding the foregoing, Executive shall be permitted to own, directly or indirectly, up to five percent (5%) of the issued and outstanding voting securities of any class of any publicly traded corporation even if such companies conduct businesses that are in competition with the Corporation's business.